Exhibit 99.1

MathStar, Inc. to Present at the Roth Capital Partners 19th Annual OC Conference

          HILLSBORO, Ore., Feb. 15 /PRNewswire/ -- MathStar, Inc. (Nasdaq: MATH), a fabless semiconductor company specializing in high-performance programmable logic, today announced that Chief Executive Officer Doug Pihl and Chief Financial Officer James Cruckshank will present at the Roth Capital Partners 19th Annual OC Conference in Dana Point, Calif.

          The presentation, which is scheduled to begin at 10:30 a.m. Pacific Standard Time on Thursday, February 22, will include information on the company’s patented Field Programmable Object Array(TM) (FPOA) technology, market focus and selected financial information. To access a live audio webcast of the presentation, please visit http://www.wsw.com/webcast/roth9/math/. Listeners are advised to go to the Web site at least 10 minutes prior to the presentation to register.

          Company presentations will be archived for public replay for a limited period of time after the presentation date. Please note that statements in the presentation are as of the date of the presentation and MathStar does not assume any obligation to update the archived presentation. In addition, matters discussed in the presentation may include forward-looking statements and comments about the development of our products and markets, which are based on our current plans and assumptions. Actual results in future periods may differ from current expectations due to any number of risks and uncertainties, including those described from time to time in reports filed by MathStar with the U.S. Securities and Exchange Commission, including, but not limited to, MathStar’s most recent reports on Form 10-K and 10-Q.

          About MathStar, Inc.

          MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar’s Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high- performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit http://www.mathstar.com.

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                                  02/15/2007
          /CONTACT:  Sean Riley of MathStar, Inc., +1-503-726-5500, or info@mathstar.com; or Jeff Hardison of McClenahan Bruer, +1-503-546-1000, or jeff@mcbru.com/
          /Web site:  http://www.mathstar.com/
          (MATH)